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                                                                    Exhibit 99.2


                               Chelsey Direct, LLC
                          712 Fifth Avenue, 45th Floor
                               New York, NY 10019




                                    July 11, 2003

Mr. Thomas C. Shull
Hanover Direct, Inc.
115 River Road
Edgewater, NJ 07020


         Re: Hanover Direct, Inc.

Dear Mr. Shull,

        As you requested, we are replying to your letters of July 7, 2003 and July 10, 2003. Because of the importance of this matter and the potential consequences of the course of conduct you are pursuing, we have taken the liberty of forwarding copies of this letter and your July 7th letter (copy attached) to your Board of Directors. In light of the fact that we agreed that the substance of our meeting on July 9th would be held in confidence and in light of the fact that your July 10th letter summarizes (incorrectly) that meeting, we have not enclosed a copy of that letter.

        We gather from your July 7th letter's references to the need for the approval of your shareholders, that the Company is pursuing the sale of all or substantially all of its assets, or merging with another entity. Following such a transaction, the Series B Preferred Shares which we own will be entitled to receive all of the net proceeds following the repayment of senior debt up to the current accreted liquidation preference of approximately $105MM. Based on normal multiples of EBITDA, we believe that all of the equity value of the Company resides in the Series B Preferred Stock. Accordingly, since we ascribe no value to the Common Shares, your $45MM offer for our securities of the Company (the "Securities") grossly undervalues our Preferred Shares.

        The coercive context in which you have made this offer is even more disturbing, however. As you will recall, prior to our acquisition of the Securities from Richemont, we discussed with you our interest in the Securities and offered to work cooperatively with you to align the interests of the different classes of equity. At that time you did not indicate that there was any impediment to the transfer of the Securities, and indicated to us that we should not offer more than $35MM for the Securities. From your subsequent filings, we have discovered that while advising us to pay no more than $35MM, you were secretly negotiating with Richemont to purchase the Securities for $45MM, albeit in a transaction replete with uncertainties. Your letter of July 10th confirms that you were seeking to conclude a deal with Richemont while speaking to us.
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Mr. Shull
July 11, 2003
P.2 of 2

        After failing in this stratagem, you have complained to the Securities and Exchange Commission and the American Stock Exchange about the behavior of the seller. Although Chelsey, the buyer, would have been the party injured by the inappropriate behavior on the part of Richemont that you allege, you are attempting to use a law intended to protect Chelsey as a sword to deprive it of the property for which we have paid a substantial sum.

        In light of your inadequate and grossly undervalued offer, we trust that the regulatory authorities will recognize your efforts for what we believe them to be--an attempt to pressure us to sell our property for less than its fair value, using your corporate office and the resources of the Company to do so.

        We will reserve for another occasion a response to the mischaracterizations in your July 10th letter of our assertions with respect to your duties. Suffice it to say, your pursuit of a transaction requiring shareholder approval is a recognition on your part and the part of the Board that such a transaction would be in the best interests of the Company. It would be curious, to say the least, to determine that such a transaction should not be pursued merely because we have refused to forfeit valuable rights.

        We remind you that you owe a duty to us, as the owners of all, or at worst, virtually all of the Company's equity value. We remind you of your duty to us to complete the ministerial act of recording an ownership of the Securities which have properly been presented for transfer and with respect to which no adverse claim has been asserted. We trust you will continue to pursue a transaction to realize benefit for your equity holders.

        It goes without saying that you will be held strictly accountable for any breach of these duties.

                               Very truly yours,
                               Chelsey Direct, LLC

                               By:    s/William Wachtel
                                    --------------------------------------------
                                      William Wachtel

cc:  Board of Directors